Exhibit 23.5
Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of CorEnergy Infrastructure Trust, Inc. for the registration of common stock, preferred stock, depositary shares, subscription rights, warrants, debt securities, and units and to the incorporation by reference therein of our report dated April 16, 2021, with respect to the combined abbreviated financial statements of the Shell Acquired Assets included in CorEnergy Infrastructure Trust, Inc.’s Current Report on Form 8-K/A, filed with the Securities and Exchange Commission on April 22, 2021.

/s/ Ernst & Young LLP
Houston, Texas
November 3, 2021